Exhibit 99.1
THE CHUBB CORPORATION
LONG-TERM INCENTIVE PLAN (2009)
SECTION 1. PURPOSE
     The purposes of The Chubb Corporation Long-Term Incentive Plan (2009) (the “Plan”) are to promote the interests of The Chubb Corporation and its shareholders by (i) attracting and retaining executive personnel and other key employees of outstanding ability; (ii) motivating executive personnel and other key employees, by means of performance-related incentives, to achieve longer-range performance goals; (iii) providing non-employee directors a direct proprietary interest by granting such directors equity and equity-based awards; and (iii) enabling such employees and non-employee directors to participate in the long-term growth and financial success of The Chubb Corporation.
SECTION 2. DEFINITIONS
     (a) Certain Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth below:
     “Act” means the Securities Exchange Act of 1934, as amended.
     “Affiliate” means, with respect to any person, any other person controlled by, controlling or under common control with such person.
     “Award” means any grant or award made pursuant to Sections 5 through 8, inclusive.
     “Board” means the Board of Directors of the Corporation.
     “Cause”means (i) the willful failure of a Participant to perform substantially his or her employment- or Director-related duties; (ii) a Participant’s willful or serious misconduct that has caused or could reasonably be expected to result in material injury to the business or reputation of the Company; (iii) a Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; or (iv) the breach by a Participant of any written covenant or agreement with a Company or of any material written policy of any Company, provided that if a Participant is a party to an employment or individual severance agreement with a Company that defines the term “Cause” then, with respect to any Award made to such Participant, “Cause” shall have the meaning set forth in such agreement.
     “Change in Control” means the first occurrence of any of the following events after the effective date of the Plan:
     (i) the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Act), other than the Corporation, the Subsidiaries, and any employee benefit plan of the Corporation or the Subsidiaries, of 20% or more of the combined voting power of the Corporation’s then outstanding voting securities;
     (ii) the persons who were serving as the members of the Board immediately prior to the commencement of a proxy contest relating to the election of directors or a tender or exchange offer for voting securities of the Corporation (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board (or the board of directors of any successor to the Corporation) at any time within one year of the election of directors as a result of such contest or the purchase or exchange of voting securities of the Corporation pursuant to such offer, provided that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office and whose nomination or election was not made at the request or direction of the person(s) initiating such contest or making such offer shall be deemed to be an Incumbent Director for purposes of this clause (ii);
     (iii) the shareholders of the Corporation approve a merger, reorganization or consolidation of the Corporation, which is consummated and as a result of which persons who were shareholders of the Corporation immediately prior to such merger, reorganization or consolidation, do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Corporation immediately prior to the merger, reorganization or consolidation, more than 50% of the combined voting power entitled to vote generally in the election of directors of (A) the merged, reorganized or consolidated company or (B) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the company described in subclause (A); and
     (iv) the shareholders of the Corporation approve a sale, transfer or other disposition of all or substantially all of the assets of the Corporation, which is consummated and immediately following which the persons who were shareholders of the Corporation immediately prior to such sale, transfer or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Corporation immediately prior to the sale, transfer or disposition, more than 50% of the combined voting power entitled to vote generally in the election of directors of (A) the entity or entities to which such assets are sold or transferred or (B) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entities described in subclause (A).
     “Change in Control Price” means the price per share offered in respect of Stock in conjunction with any transaction resulting in a Change in Control on a fully-diluted basis (as determined in good faith by the Committee as constituted before the Change in Control, if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of a share of Stock on any of the 30 trading days immediately preceding the date on which a Change in Control occurs.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or its successor.
     “Committee” means the Organization & Compensation Committee of the Board or such other committee of the Board as the Board shall from time to time designate to administer the Plan. Notwithstanding the foregoing, with respect to grants to Directors, Committee means the Corporate Governance & Nominating Committee of the Board or such other committee of the Board as the Board shall from time to time designate to administer the Plan.
     “Company” means the Corporation and any Subsidiary, and, in the discretion of the Committee, also may mean any business organization that is an Affiliate.
     “Consultant” means any natural person serving as an advisor, agent, or consultant to any Company. Except as otherwise determined by the Committee or provided for in an individual consulting agreement, for purposes of this Plan, the terms employment and termination of employment, as applied to any person described in the immediately preceding sentence, shall mean the maintenance of, or termination of, as the case may be, such person’s relationship as an advisor, agent, or consultant to all of the Companies to whom such person rendered services.
     “Corporation” means The Chubb Corporation.
     “Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.
     “Director” means a director of the Corporation who is not an Employee, and who has not, within one year immediately preceding the determination of such director’s eligibility, received any award under any plan of the Corporation or a Subsidiary with respect to services for the Corporation or a Subsidiary as an Employee.
     “Disability” means a disability as defined in the Participant’s applicable award agreement.
     “Effective Date” means the date, following adoption of this Plan by the Board, on which this Plan is approved by a majority of the votes cast at a duly constituted meeting of the shareholders of the Corporation.
     “Employee” means any officer or employee of any Company.
     “Fair Market Value” means the average of the highest and lowest sales prices of the Stock reported for consolidated trading of issues listed on the New York Stock Exchange on the date in question, or, if the Stock shall not have been traded on such date, the average of such highest and lowest sales prices on the first day prior thereto on which the Stock was so traded. Notwithstanding the foregoing, the Committee may elect at the time of grant of any Award to determine the Fair Market Value as of any date for purposes of such Award based on the average of the averages of the highest and lowest sales prices of the Stock reported for consolidated trading of issues listed on the New York Stock Exchange on each trading day in a period (of not more than 30 trading days) specified by the Committee, provided such determination is made in accordance with Section 409A of the Code, if applicable. In the event the Stock is no longer traded on the New York Stock Exchange, the Committee shall determine in good faith the Fair Market Value to be used, provided such determination is made in accordance with Section 409A of the Code, if applicable.
     “Incentive Stock Option” means a stock option granted under Section 7 which is intended to meet the requirements of Section 422 of the Code.
     “Key Employee” means a Participant who is a Key Employee as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code thereof as of the Key Employee Determination Date. The Key Employee Determination Date shall be December 31 of each calendar year. The determination that a Participant is a Key Employee as of the Key Employee Determination Date shall make such Participant a Key Employee for the 12-month period commencing as of the April 1 next following the Key Employee Determination Date. For purposes of identifying a Key Employee by applying the requirements of Section 416(i)(1)(A)(i), (ii), and (iii) of the Code, the definition of compensation under Treasury Regulation § 1.415(c)-2(a) shall be used, applied without using any safe harbor provided in Treasury Regulation § 1.415(c)-2(d), without using any of the special timing rules provided in Treasury Regulation § 1.415(c)-2(e), and without using any of the special rules provided in Treasury Regulation § 1.415(c)-2(g) other than the rule set forth in Treasury Regulation § 1.415(c)-2(g)(2).
     “New Company” means, after a Change in Control, a Participant’s employer or service recipient, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.
     “Non-statutory Stock Option” means a stock option granted under Section 7 that is not intended to be an Incentive Stock Option.
     “Option” means an Incentive Stock Option or a Non-statutory Stock Option.
     “Participant” means an Employee, Consultant, or Director who is selected by the Committee to receive an Award under the Plan.
     “Payment Value” means the dollar amount assigned to a Performance Share that shall be equal to the Fair Market Value of the Stock on the day of the Committee’s certification under Section 5(e) with respect to the applicable Performance Cycle (or, in the case of any payment made pursuant to Section 9, the date on which the Change in Control occurs).
     “Performance Cycle” means the period selected by the Committee during which performance is measured for the purpose of determining the extent to which an award of Performance Shares or Performance Units has been earned.
     “Performance Goal” means the objectives established by the Committee for a Performance Cycle pursuant to Section 5(c) for the purpose of determining the extent to which an award of Performance Shares or Performance Units has been earned.
     “Performance Share” means an award granted pursuant to Section 5 of the Plan of a contractual right to receive a payment in respect of the Payment Value of such award upon the achievement, in whole or in part, of the applicable Performance Goals.
     “Performance Unit” means a fixed or variable dollar denominated unit (or a unit denominated in the Participant’s local currency) granted pursuant to Section 5 of the Plan, payable upon the achievement, in whole or in part, of the applicable Performance Goals.
     “Prior Director Plan” means The Chubb Corporation Long-Term Stock Incentive Plan for Non-Employee Directors (2004).
     “Prior Employee Plans” means The Chubb Corporation Long-Term Stock Incentive Plan (2004), The Chubb Corporation Long-Term Stock Incentive Plan (2000), The Chubb Corporation Long-Term Stock Incentive Plan (1996), The Chubb Corporation Long-Term Stock Incentive Plan (1992), and the Long-Term Stock Incentive Plan (1989).
     “Prior Plans” means the Prior Director Plan and the Prior Employee Plans.
     “Qualifying Termination” means a termination of a Participant’s employment or service with the Company by reason of the Participant’s death, Disability, or Retirement.

     “Restriction Period” means the period of time, if any, selected by the Committee during which the grant of a Stock Award or Stock Unit, as the case may be, is subject to forfeiture and/or restrictions on transfer pursuant to the terms of the Plan.
     “Retirement” means retirement as defined in the Participant’s applicable award agreement.
     “Stock” means the common stock, $1.00 par value, of the Corporation.
     “Stock Appreciation Right” means a right to receive payment from the Corporation, in cash or Stock, granted under Section 8.
     “Stock Award” means a share of Stock contingently granted to a Participant under Section 6 of the Plan, which may be subject to a Restriction Period.
     “Stock Unit” means a fixed or variable stock denominated unit contingently awarded under Section 6 of the Plan, which may be subject to a Restriction Period.
     “Subsidiary” means any business entity in which the Corporation possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.
     (b) Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.
SECTION 3. POWERS OF THE COMMITTEE
     (a) Eligibility.Each Employee, Consultant, and Director who, in the opinion of the Committee, has the capacity to contribute to the successful performance of the Corporation is eligible to be a Participant in the Plan.
     (b) Power to Grant and Establish Terms of Awards. The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine which Employees, Consultants, and Directors, if any, to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all Awards including, without limitation, the number of shares of Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable award agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.
     (c) Administration. The Plan shall be administered by the Committee. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including the Corporation, shareholders, each Company, each Employee, each Consultant, each Director, each Participant, and each Designated Beneficiary, and shall be given deference in any proceeding with respect thereto.
     (d) Delegation by the Committee. To the extent permitted by state law, the Committee may delegate to one or more executive officers of the Corporation the power to make Awards to Participants other than Directors or any of the Corporation’s executive officers (including the chief executive officer), provided that when so delegating, the Committee shall fix the aggregate maximum amount of such Awards and the maximum Award for any one Participant that may be awarded by such delegate(s).
     (e) Participants Located Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Corporation or any of its Subsidiaries or Affiliates operate or the Participant resides, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed or residing outside the United States (“Non-US Awards”), (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions, or approvals with respect to the Plan. The Committee’s decision to grant Non-US Awards or to establish Subplans is entirely voluntary, and at the complete discretion of the Committee. The Committee may amend, modify, or terminate any Subplans at any time, and such amendment, modification, or termination may be made without prior notice to the Participants. The Corporation, Subsidiaries, Affiliates, and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment, or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Award (i) are wholly discretionary and, although provided by either the Corporation, a Subsidiary or Affiliate, do not constitute regular or periodic payments and (ii) are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension, or retirement benefits, or any other payments, benefits, or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments, provided such payments are made in accordance with Section 409A of the Code, if applicable.
SECTION 4. MAXIMUM AMOUNT AVAILABLE FOR AWARDS
     (a) Number. Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are available for Awards made to Employees (the “Employee Pool”) shall be 2,625,000, plus that number of shares of Stock that are not subject to an outstanding award under the Prior Employee Plans on the Effective Date but were otherwise available for issuance under the Prior Employee Plans. Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are available for Awards made to Directors (the “Director Pool”) shall be 175,000, plus that number of shares of Stock that are not subject to an outstanding award under the Prior Director Plan on the Effective Date but were otherwise available for issuance under the Prior Director Plan. Notwithstanding the provisions of Section 4(b), the maximum number of shares of Stock that may be issued to Employees in respect of Incentive Stock Options shall not exceed 600,000 shares. Shares of Stock may be made available from Stock held in treasury or authorized but unissued shares of the Corporation not reserved for any other purpose.
     (b) Canceled, Terminated, or Forfeited Awards, etc. If, after the Effective Date, (i) any Award granted hereunder or any award granted under the Prior Plans expires or is terminated unexercised, or is settled for cash or otherwise settled without the issuance of Stock (including where any such shares are withheld to satisfy a Participant’s tax withholding obligations), or (ii) any shares of Stock are tendered by a Participant to pay the exercise price of, or are delivered to satisfy tax obligations in respect of, any Award under this Plan or any award under any Prior Plan, then any shares of Stock covered by such lapsed, cancelled, expired, or settled portion of such Award or Prior Plan award and any such tendered shares of Stock shall be available for grant under this Plan and shall be credited to the applicable Employee Pool or Director Pool according to which pool or Prior Plan it originated, provided that, in each case, such Stock is not used for Prior Plan awards. Any shares that become available for grant under this Section 4(b) may be used for any type of Award.
     (c) Individual Award Limitations. No Participant may be granted under the Plan in any calendar year more than 600,000 Performance Shares. No Participant may be granted under the Plan in any calendar year more than 300,000 Stock Awards and Stock Units in total. No Participant may be granted in total Options or Stock Appreciation Rights on more than 2,000,000 shares of Stock under the Plan in any calendar year. No Participant may be granted Performance Units under the Plan in any calendar year with a value of more than $15,000,000 (or the equivalent of such amount denominated in the Participant’s local currency).
     (d) Adjustment in Capitalization. In the event that the Committee shall determine that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below fair market value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of (i) the number and kind of shares which thereafter may be awarded or optioned and sold or made the subject of Stock Appreciation Rights under the Plan, including, without limitation, the individual limitations described in Section 4(c) above and any limits on the types of Awards that may be made under the Plan, (ii) the number and kind of shares subject to outstanding Options and other Awards, and (iii) the grant, exercise or conversion price with respect to any Award. In addition, the Committee may, if deemed appropriate, make provision for cash payment to a Participant or a person who has an outstanding Award, provided that any payment exchanged for an Option or Stock Appreciation Right (on a per share basis) shall not exceed the difference between the Fair Market Value of the Stock on the date of payment and the exercise price for the Award. Unless the Committee shall otherwise determine, following any such adjustment, the number of shares subject to any Option or other Award shall always be a whole number. Notwithstanding anything in this Section 4(d) to the contrary, an adjustment to an Option or Stock Appreciation Right under this Section shall be made in a manner that will not result in the grant of a new Option or Stock Appreciation Right under Section 409A of the Code.
SECTION 5. PERFORMANCE SHARES AND PERFORMANCE UNITS
     (a) Generally. The Committee shall have the authority to determine the Participants who shall receive Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for each or any Performance Cycle, and the Performance Goals applicable in respect of such Performance Shares and Performance Units for each Performance Cycle. The Committee shall determine the duration of each Performance Cycle (the duration of Performance Cycles may differ from each other), and there may be more than one Performance Cycle in existence at any one time. Unless the Committee determines otherwise, a Performance Cycle shall mean a period of at least one year. Performance Shares and Performance Units shall be evidenced by an award agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Goals applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No shares of Stock will be issued at the time an Award of Performance Shares is made, and the Corporation shall not be required to set aside a fund for the payment of Performance Shares or Performance Units.
     (b) Earned Performance Shares and Performance Units. Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Goals, the Committee may, at the grant date, condition payment of Performance Shares and Performance Units on the Participant attaining a certain age, or on such other conditions as the Committee shall specify. The Committee may provide, at the time of any grant of Performance Shares or Performance Units, that if performance relative to the Performance Goals exceeds targeted levels, then the Payment Value of each affected Performance Share or the value payable in respect of each Performance Unit shall be adjusted by such multiple not in excess of 200% as the Committee shall specify at the time of grant. Notwithstanding the foregoing, the Committee also may require the completion of a minimum period of service (in addition to the achievement of any applicable Performance Goals) or the satisfactory completion of specified work assignments (in the case of Consultants) as a condition to the vesting of any Performance Share or Performance Unit Award.
     (c) Performance Goals. At the discretion of the Committee, Performance Goals may be based on the total return to the Corporation’s shareholders, inclusive of dividends paid, during the applicable Performance Cycle (determined either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies), or upon the relative or comparative attainment of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: stock price, operating earnings, net earnings, return on equity, income, market share, combined ratio, level of expenses, growth in revenue, book value, net premiums written, return on capital, investment income, a claims metric, loss ratio, expense ratio, and, for Awards not intended to qualify as “other performance based compensation” within the meaning of Section 162(m)(4) of the Code, such other criteria as may be determined by the Committee. Performance Goals may be established on a Corporation-wide basis or with respect to one or more business units, divisions, Subsidiaries, or Affiliates. When establishing Performance Goals for a Performance Cycle, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Corporation or any Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes. The Committee also may adjust the Performance Goals for any Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Corporation, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

     (d) Special Rule for Performance Goals. If, at the time of grant, the Committee intends a Performance Share Award or Performance Unit to qualify as “other performance based compensation” within the meaning of Section 162(m)(4) of the Code, the Committee must establish Performance Goals for the applicable Performance Cycle no later than the 90th day after the Performance Cycle begins (or by such other date as may be required under Section 162(m) of the Code).
     (e) Certification of Attainment of Performance Goals. As soon as practicable after the end of a Performance Cycle and prior to any payment in respect of such Performance Cycle, the Committee shall certify in writing the number of Performance Shares and the number and value of Performance Units which have been earned on the basis of performance in relation to the established Performance Goals.
     (f) Payment of Awards. Payment Values of earned Performance Shares and the value of earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary no later than March 15 of the year following the expiration of the Performance Cycle. The Committee shall determine whether Payment Values of Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, shares of Stock or in a combination thereof, with the value or number of shares payable to be determined based on the Fair Market Value of Stock on the date of the Committee’s certification under Section 5(e) above.
     (g) Newly Eligible Participants. Notwithstanding anything in this Section 5 to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Shares or Performance Units after the commencement of a Performance Cycle.
     (h) Termination.
     (i) Qualifying Termination. Unless otherwise determined by the Committee at or after the grant date, a Participant whose employment or service terminates by reason of a Qualifying Termination on or after December 31 of the first year in which the relevant Performance Cycle commenced (or such other period as the Committee shall specify at the time of the award of the Performance Shares or Performance Units) shall be entitled to the same Payment Values of Performance Shares and the value of Performance Units (without pro-ration) that would have been payable for the Performance Cycle had his or her employment or service continued until the end of the applicable Performance Cycle. Any Payment Values of Performance Shares or value of Performance Units becoming payable in accordance with the preceding sentence shall be paid at the same time as Payment Values of Performance Shares and the value of Performance Units are paid to other Participants. Any rights that a Participant or Designated Beneficiary may have in respect of any Performance Shares or Performance Units outstanding at the date of the Qualifying Termination that are not available to be earned or that are not earned in accordance with this Section 5(h)(i) shall be forfeited and canceled, effective as of the date of the Participant’s termination of employment or service.
     (ii) Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, if a Participant’s employment or service is terminated for any reason other than a Qualifying Termination during a Performance Cycle, all of the Participant’s rights to Performance Shares and Performance Units related to such Performance Cycle shall be immediately forfeited and canceled as of the date of such termination of employment or service. Notwithstanding anything else contained in the Plan to the contrary, with respect to Participants other than Directors, a Participant’s rights in respect of unearned Performance Shares and Performance Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of employment or service for Cause. Notwithstanding anything else contained in the Plan to the contrary, if a Director is removed from the Board for Cause or resigns in anticipation of his or her removal from the Board for Cause, all of the Director’s Performance Shares and Performance Units shall be forfeited, and the Director shall not be entitled to receive any payment or distribution in respect thereof.
     (i) Change in Control. Notwithstanding anything to the contrary in this Section 5, Section 9 shall determine the treatment of Performance Shares and Performance Units upon a Change in Control.
SECTION 6. STOCK AWARDS AND STOCK UNITS
     (a) Grant. Stock Awards and Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Stock Award or Stock Unit under the Plan shall be the date on which such Stock Award or Stock Unit is awarded by the Committee, or on such other date as the Committee shall determine. Stock Awards and Stock Units shall be evidenced by an award agreement that shall specify (i) the number of Stock Awards and the number of Stock Units to be granted to each Participant, (ii) the Restriction Period(s), if any, and (iii) such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Grants of Stock Awards shall be evidenced by a bookkeeping entry in the Corporation’s records (or by such other reasonable method as the Corporation shall determine from time to time). No shares of Stock will be issued at the time an Award of Stock Units is made and the Corporation shall not be required to set aside a fund for the payment of any such Awards.
     (b) Vesting. Stock Awards and Stock Units granted to Participants under the Plan may be subject to a Restriction Period. Except as otherwise determined by the Committee, the Restriction Period for awards made to Participants who are not Directors shall lapse upon the third anniversary of the grant date. A Restriction Period also shall lapse, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Award. In its discretion, the Committee also may establish performance conditions with respect to Stock Awards and Stock Units based on one or more of the Performance Goals listed in Section 5(c), during a performance period selected by the Committee.
     (i) Qualifying Termination. Unless otherwise determined by the Committee at or after the date of grant, if the employment of a Participant other than a Director terminates by reason of a Qualifying Termination during a Restriction Period, a pro rata portion of any Stock related to a Stock Award or a Stock Unit held by such Participant shall vest at the date of such termination, based on the number of full months of such Participant’s employment relative to the number of full months in the relevant Restriction Period. Unless otherwise determined by the Committee at or after the date of grant, if a Director’s service terminates during a Restriction Period by reason of a Qualifying Termination or because the Director becomes an employee of the Corporation or a Subsidiary, any Stock related to a Stock Award or Stock Unit held by such Participant shall vest at the date of such termination. Notwithstanding the foregoing, unless otherwise determined by the Committee at or after the date of grant, a Qualifying Termination due to Retirement shall have no effect on the vesting of a Stock Award.
     (ii) Termination for any Other Reason. Unless otherwise determined by the Committee at or after the date of grant, no Stock Award or Stock Unit that is subject to a Restriction Period shall vest when a Participant’s employment or service terminates for any reason other than a Qualifying Termination during the Restriction Period. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of an unvested Stock Award or Stock Unit shall in all events be immediately forfeited and canceled as of the date of the Participant’s employment is terminated for Cause or the Participant is removed from the Board for Cause or resigns in anticipation of his or her removal from the Board for Cause.
     (c) Dividends and Voting. The Committee shall determine whether and to what extent dividends payable on Stock shall be credited to the account of, or paid currently, to a Participant in respect of a Stock Award or Stock Unit, provided the payment of any current dividends shall be made as soon as practicable after dividends are paid on the common stock (but in no event later than March 15 of the year following the end of the year in which the dividends are paid) and any accumulated dividends shall be paid at the same time as settlement of the Stock Award or Stock Unit. A Participant holding Stock Awards shall be entitled to exercise any voting rights and any other rights as a shareholder with respect to shares of Stock underlying such Award. A Participant holding Stock Units shall not be entitled to exercise any voting rights and any other rights as a shareholder with respect to shares of Stock underlying such Award.
     (d) Settlement of Stock Awards and Stock Units. Unless otherwise determined by the Committee at or after the date of grant, within 90 days after the expiration of any Restriction Period for a Stock Award, the Corporation shall remove the restrictions applicable to the bookkeeping entry evidencing the vested Stock Award, and shall, upon request, deliver the stock certificates evidencing such Stock Award to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan).
     Unless otherwise determined by the Committee at or after the date of grant, within 90 days after the earlier of (i) death, (ii) Disability, (iii) Separation from Service, or (iv) the expiration of any Restriction Period, for each vested Stock Unit, the Participant shall receive, in the Committee’s discretion, (x) the Fair Market Value of one share of Stock as of such payment date, (y) one share of Stock, or (z) any combination of cash and shares of Stock.

     For purposes of this Section 6(d), a “Separation from Service” means a separation from service within the meaning of Section 409A of the Code whereby the Participant and the Corporation (or such other member of the Corporation’s controlled group of entities, within the meaning of Section 414(c) of the Code, for whom the Participant provides services) reasonably anticipate that (i) no further services would be performed by the Participant for the Corporation or other members of its controlled group after a certain date, or (ii) the level of bona fide services after such date would permanently decrease to no more than 49% of the average level of services performed in the prior 36-month period (or, if less, the full period of service with the Corporation or its other members of its controlled group) for any reason other than death or Disability.
     Notwithstanding the foregoing, any settlement of an award that is subject to Section 409A of the Code to a Key Employee due to a Separation from Service shall be delayed for six months following the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee).
     (e) Restrictions on Transfer. Except as provided herein or in an award agreement, Stock Awards and Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered during the Restriction Period. Any such attempt by the Participant to sell, assign, transfer, pledge, or encumber shares of Stock Awards and Stock Units without complying with the provisions of the Plan shall be void and of no effect.
     (f) Change in Control. Notwithstanding anything to the contrary in this Section 6, Section 9 shall determine the treatment of Stock Awards and Stock Units upon a Change in Control.
SECTION 7. STOCK OPTIONS
     (a) Grant. Options may be granted to Participants at such time or times as shall be determined by the Committee. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-statutory Stock Options, or to grant both types of Options. Each Option shall be evidenced by an award agreement that shall specify the grant date, the type of Option granted, the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, the conditions upon which the Option or any portion thereof shall become vested or exercisable, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties, and covenants with respect to securities law matters. For the avoidance of doubt, Incentive Stock Options may be granted to Participants who are treated as common law employees of the Corporation or any Subsidiary Corporation (as defined in Section 424(f) of the Code) only.
     (b) Exercise Price. The Committee shall establish the exercise price at the time each Option is granted, which price shall not be less than 100% of the Fair Market Value of the Stock on the date of grant.
     (c) Vesting and Exercisability. Unless otherwise determined by the Committee at or after grant, and subject to the Participant’s continued employment or service with the Company on such date, each Option awarded to a Participant under the Plan shall become vested and exercisable in three approximately equal installments on each of the first three anniversaries of the grant date. Options also may become exercisable, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Option. In its discretion, the Committee also may establish performance conditions with respect to the exercisability of any Option based on one or more of the Performance Goals listed in Section 5(c) or such other performance condition as determined by the Committee, during a performance period selected by the Committee. No Option shall be exercisable on or after the tenth anniversary of its grant date. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.
     (d) Payment. No Stock shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefore is received by the Corporation. Such payment may be made in cash or its equivalent or, if permitted by the Committee, (i) by exchanging shares of Stock owned by the optionee and that are not the subject of any pledge or other security interest, (ii) through an arrangement with a broker approved by the Corporation whereby payment of the exercise price is accomplished with the proceeds of the sale of Stock, (iii) withholding shares of Stock subject to the Option with a Fair Market Value on the date of exercise equal to the exercise price, or (iv) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Stock so tendered to the Corporation, valued as of the date of such tender, is at least equal to such exercise price. The Corporation may not make a loan to a Participant to facilitate such Participant’s exercise of any of his or her Options or payment of taxes.
     (e) Incentive Stock Option Status. Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code.
     (f) Termination.
     (i) Qualifying Termination. Unless otherwise determined by the Committee at or after the date of grant, if a Participant’s employment or service terminates by reason of a Qualifying Termination on or after the first anniversary of the grant date of an Option or because the Participant’s service as a Director terminates by reason of becoming an Employee, the Participant (or the Participant’s beneficiary or legal representative) may exercise the Option (regardless of whether then exercisable) until the date the Option would expire otherwise. Any rights that a Participant or Designated Beneficiary may have in respect of any Option not remaining exercisable in accordance with the preceding sentence shall be forfeited and cancelled as of the date of the Qualifying Termination.
     (ii) Termination for any Other Reason. Unless otherwise determined by the Committee at or after the date of grant, if Section 7(f)(i) does not apply, any Option that is not exercised on or prior to the date of termination of employment or service (including, without limitation, any portion of such Option that is not exercisable as of the date of such termination) shall be forfeited and cancelled as of the date of such termination.
     (iii) Removal for Cause. Notwithstanding anything else contained in the Plan to the contrary, if the employment of a Participant other than a Director is terminated for Cause (or, following the date the Participant’s employment terminates, the Committee determines that circumstances exist such that the Participant’s employment could have been terminated for Cause), any Options granted to such Participant, whether or not then vested or exercisable, shall be forfeited and cancelled as of the date of such termination of employment and shall not be exercisable on such date. Notwithstanding anything else contained in the Plan to the contrary, if a Director is removed from the Board for Cause or resigns in anticipation of his or her removal from the Board for Cause, any Option held by such Director shall be forfeited and cancelled as of the date of such termination of service, and the Corporation shall have the right to rescind any exercise of any Option by such Director effected within 90 days of the date of his or her termination of service as a member of the Board.
     (g) Change in Control. Notwithstanding anything to the contrary in this Section 7, Section 9 shall determine the treatment of Options upon a Change in Control.
     (h) Dividend Equivalents. No dividends payable on Stock shall be credited to the account of, or paid currently, to a Participant in respect of an Award of Options.
SECTION 8. STOCK APPRECIATION RIGHTS
     (a) Grant. Stock Appreciation Rights may be granted to Participants at such time or times as shall be determined by the Committee. Stock Appreciation Rights may be granted in tandem with Options, in addition to Options, or freestanding and unrelated to Options. Stock Appreciation Rights granted with or in addition to an Option may be granted either at the same time as the Option or at a later time. No Stock Appreciation Right shall be exercisable on or after the tenth anniversary of its grant date. Stock Appreciation Rights shall be evidenced in writing, whether as part of the award agreement governing the terms of the Options, if any, to which such Stock Appreciation Right relates, or pursuant to a separate award agreement with respect to freestanding Stock Appreciation Rights, in each case, containing the grant date and such provisions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Notwithstanding anything in the Plan to the contrary, any Stock Appreciation Right granted in tandem with an Option shall be granted at the same time as the Option, and the exercise of a tandem Option shall terminate the related Stock Appreciation Right and the exercise of a tandem Stock Appreciation Right shall terminate the related Option.
     (b) Vesting and Exercisability; Termination. The rules governing the vesting and exercisability of Options shall equally apply to the vesting and exercisability of Stock Appreciation Rights, regardless of whether granted in tandem with any Option. Unless otherwise determined by the Committee at or after the date of grant, upon a

Participant’s termination of employment or service, Stock Appreciation Rights shall be treated in substantially the same manner as provided for Options in Section 7(f).
     (c) Settlement. Upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive a payment determined by multiplying:
     (i) the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise (or such lesser amount that the Committee shall specify at the time of grant) over the Fair Market Value of a share of Stock on the date of grant (or such greater amount that the Committee shall specify at the time of grant), by
     (ii) the number of shares of Stock with respect to which the Stock Appreciation Right is exercised.
The Committee shall determine whether payment in respect of Stock Appreciation Rights is made in cash, shares of Stock, or a combination thereof.
     (d) Change in Control. Notwithstanding anything to the contrary in this Section 8, Section 9 shall determine the treatment of Options upon a Change in Control.
     (e) Dividend Equivalents. No dividends payable on Stock shall be credited to the account of, or paid currently, to a Participant in respect of an Award of Stock Appreciation Rights.
SECTION 9. CHANGE IN CONTROL
     (a) Alternative Awards. No cancellation, acceleration of exercisability or vesting, lapse of any Restriction Period or settlement or other payment shall occur with respect to any outstanding Award (including, without limitation, Performance Shares and Performance Units) upon a Change in Control if the Committee reasonably determines, in good faith, prior to the Change in Control that such outstanding Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed, or substituted Award being hereinafter referred to as an “Alternative Award”) by the New Company, provided that any Alternative Award must:
     (i) be based on securities that are traded on an established United States securities market, or which will be so traded within 60 days of the Change in Control;
     (ii) provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;
     (iii) have substantially equivalent economic value to such Award (determined at the time of the Change in Control);
     (iv) have terms and conditions which provide that if the Participant’s employment or service is involuntarily terminated or constructively terminated, any conditions on a Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be; and
     (v) not subject the Participant to the assessment of additional taxes or interest under Section 409A of the Code.
For Participant’s with an employment or individual severance agreement with a constructive termination, “Good Reason” or similar definition, constructive termination shall have the meaning set forth therein, and for all other Participants, the occurrence of a constructive termination shall be determined in good faith by the Committee (as constituted prior to the Change in Control).
     (b) Accelerated Vesting and Payment.
     (i) In General. In the event Section 9(a) does not apply, upon a Change in Control (A) all outstanding Options and Stock Appreciation Rights shall become vested and exercisable immediately prior to the Change in Control and (B) all outstanding unvested Stock Awards and Stock Units shall become vested immediately prior to the Change in Control.
     (ii) Additionally, in the event Section 9(a) does not apply, the Committee (as constituted prior to the Change in Control) shall provide that in connection with the Change in Control (A) each Option and Stock Appreciation

Right shall be cancelled in exchange for an amount (payable in accordance with Section 9(b)(iv)) equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of the Change in Control over the exercise price for such Option or the base value applicable to such Stock Appreciation Right and (B) each Stock Award and Stock Unit shall be cancelled in exchange for an amount (payable in accordance with Section 9(b)(iv)) equal to the Change in Control Price multiplied by the number of shares of Stock covered by such Award.
     (iii) Performance Shares and Performance Units. In the event Section 9(a) does not apply, upon a Change in Control, (A) each outstanding Performance Share shall be cancelled in exchange for a payment equal to the product of the Payment Value that would have been payable had each such Performance Share been deemed equal to 100% (or such greater or lesser percentage as the Committee shall specify at grant or such greater percentage as the Committee shall specify after grant) of its Payment Value and (B) each outstanding Performance Unit shall be cancelled in exchange for a payment equal to the product of the value that would have payable had each such Performance Unit been deemed equal to 100% (or such greater or lesser percentage as the Committee shall specify at grant or such greater percentage as the Committee shall specify after grant) of its initially established dollar or local currency denominated value.
     (iv) Payments. Payment of any amounts calculated in accordance with Section 9 shall be made in cash or, if determined by the Committee (as constituted prior to the Change in Control), in shares of the stock of the New Company having an aggregate fair market value equal to such amount or in a combination of such shares of stock and cash. All amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than 10 business days, following the Change in Control. For purposes hereof, the fair market value of one share of stock of the New Company shall be determined in good faith by the Committee (as constituted prior to the Change in Control).
     (c) Termination Prior to Change in Control. In the event that any Change in Control occurs as a result of any transaction described in clause (iii) or (iv) of the definition of such term, any Participant whose employment or service is involuntarily terminated by a Company other than for Cause or is terminated due to death or Disability, in either case, on or after the date on which the shareholders of the Corporation approve the transaction giving rise to the Change in Control, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Section 9), as continuing in the Corporation’s employment or service until the occurrence of such Change in Control, and to have been terminated immediately thereafter.
     (d) Notwithstanding the foregoing provisions of Section 9, in connection with the payment to a Participant other than a Director of an amount subject to Section 409A of the Code, Sections 9(b) and 9(c) shall have no effect on the payment date of such amount. Notwithstanding the foregoing provisions of Section 9, in connection with the payment to a Director of an amount subject to Section 409A of the Code, Sections 9(b) and 9(c) shall have no effect on the payment date of such amount unless the Change in Control also satisfies the definition of “change in control event” under Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(5).
SECTION 10. EFFECTIVE DATE, AMENDMENT, MODIFICATION,
AND TERMINATION OF THE PLAN
     The Plan shall be effective on the Effective Date, and shall continue in effect, unless sooner terminated pursuant to this Section 10, until December 31, 2019. The Board or the Committee may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of the Corporation, no amendment or modification to the Plan may materially modify the Plan in any way that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable, including, without limitation, the rules of the New York Stock Exchange. No amendment, modification, or termination of the Plan shall have a materially adverse effect on any Award theretofore granted under the Plan, without the consent of the Participant. Notwithstanding the foregoing, no Participant consent shall be needed for an amendment, modification, or termination of the Plan if the Committee determines such amendment, modification, or termination is necessary or advisable for the Corporation to comply with applicable law (including Section 409A of the Code), regulation, rule, or accounting standard. No Incentive Stock Option may be granted after the tenth anniversary of the Effective Date.

SECTION 11. GENERAL PROVISIONS
     (a) Section 409A of the Code. This Plan is intended to be interpreted, operated, and administered in a manner so as not to subject Participants to the assessment of additional taxes or interest under Section 409A of the Code.
     (b) Withholding. The Company shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount of taxes required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Company to satisfy the minimum tax withholding required under the laws of any country, state, province, city, or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments of Awards in the form of Stock, at the Committee’s discretion, the Participant shall be required to either pay to the Company the minimum amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Company shall have the right to retain the number of shares of Stock whose Fair Market Value equals such minimum amount required to be withheld.
     (c) Nontransferability of Awards. No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award (other than an Incentive Stock Option) for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests (“Permitted Transferees”). Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation, or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Corporation.
     (d) No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its Directors or Employees or Consultants, in cash or property, in a manner which is not expressly authorized under the Plan.
     (e) No Additional Rights. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company. The grant of an Award hereunder, and any future grant of Awards under the Plan is entirely voluntary, and at the complete discretion of the Corporation. Neither the grant of an Award nor any future grant of Awards by the Corporation shall be deemed to create any obligation to grant any further Awards, whether or not such a reservation is explicitly stated at the time of such a grant. The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with the Company. The Company expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any agreement entered into with respect to an Award. The Corporation expressly reserves the right to require, as a condition of participation in the Plan, that Award recipients agree and acknowledge the above in writing. Further, the Corporation expressly reserves the right to require Award recipients, as a condition of participation, to consent in writing to the collection, transfer from the Company to the Corporation and third parties, storage and use of personal data for purposes of administering the Plan.
     (f) No Rights as Shareholder. Subject to the provisions of the applicable Award contained in the Plan and in the award agreement, no Participant, Permitted Transferee or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Stock to be distributed under the Plan until he or she has become the holder thereof.
     (g) Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of New Jersey (without reference to the principles of conflicts of law).
     (h) Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Corporation under the Plan, shall be subject to all applicable federal, state, and foreign country laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Corporation, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Stock under any Award or any other action permitted under the Plan to permit the Corporation, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules, and regulations. The Corporation shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Stock in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Corporation nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Stock issuable thereunder) that shall lapse because of such postponement.
     (i) Indemnification. Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Corporation’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the Corporation is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Corporation’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.
     (j) Amendment of Award. In the event that the Committee shall determine that such action would, taking into account such factors as it deems relevant, be beneficial to the Corporation, the Committee may affirmatively act to amend, modify, or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including without limitation, to change the date or dates as of which (i) an Option or Stock Appreciation Right becomes exercisable, (ii) a Performance Share or Performance Unit is deemed earned, or (iii) a Stock Award or Stock Unit becomes nonforfeitable, except that no outstanding Award may be amended or otherwise modified or exchanged (other than in connection with a transaction described in Section 4(d)) in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing. Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would have a materially adverse effect on the Participant’s rights under such Award, whether in whole or in part. Notwithstanding the foregoing, the Committee, in its sole discretion, may amend an Award if it determines such amendment is necessary or advisable for the Corporation to comply with applicable law (including Section 409A of the Code), regulation, rule, or accounting standard.
     (k) Deferrals. The Committee may postpone the exercising of Awards, the issuance or delivery of Stock under, or the payment of cash in respect of, any Award or any action permitted under the Plan, upon such terms and conditions as the Committee may establish from time to time, provided such deferral is consistent with Section 409A of the Code and the Treasury Regulations promulgated thereunder.
     (i) Employees. A Participant who is an Employee may electively defer receipt of the shares of Stock or cash otherwise payable in respect of any Award (other than amounts payable under an Option or a Stock Appreciation Right) under the terms of The Chubb Corporation Key Employee Deferred Compensation Plan (2005) or its successor.
     (ii) Directors. A Director may electively defer receipt of the shares of Stock or cash otherwise payable in respect of any Award (other than amounts payable under an Option or Stock Appreciation Right) to a specified date in accordance with this Section 11(k)(ii) and terms established by the Committee. If a Director makes an election to defer an Award or a portion thereof to a specified date, such vested portion of the Award shall be paid in a lump sum on the specified date. Notwithstanding any deferral election made by the Director, any deferred vested Award shall be distributed in a lump sum payment to the Director or beneficiary within 90 days following the date the Director becomes Disabled or dies. “Disabled” means a Director (x) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (y) is determined to be totally disabled by the Social Security Administration. A Director may designate his beneficiary in a writing delivered to the Committee prior to death in accordance with procedures established by the Committee. If a Director has not properly designated a beneficiary or if no designated beneficiary is living on the date of distribution, such amount shall be distributed to the Director’s estate. Notwithstanding any deferral election made by a Director, in the event of a Change in Control, vested Awards shall be distributed within 10 business days of the Change in Control, provided such Change in Control also satisfies the definition of “change in control event” under Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(5).
     (A) Timing of Deferral Elections. To make a deferral election, a Director shall file an irrevocable deferral form with the Committee before the beginning of the year in which such Award would be granted. Notwithstanding the foregoing, (1) if the Committee determines that an Award qualifies as “performance-based compensation” under Section 409A of the Code, a Director may elect to defer a portion of the Award by filing a deferral form at such later time up until the date six months before the end of the performance period as permitted by the Committee, and (2) in the first year in which a Director becomes eligible to make a deferral election under the Plan, a deferral election may be made with respect to services to be performed subsequent to the election within 30 days after the date the Director becomes eligible to participate in the Plan to the extent permitted under Section 409A of the Code. Once a deferral election has become irrevocable under Section 409A of the Code, payment of the deferred amount shall be made in accordance with the terms of this Section 11(k)(ii) and not the other terms of the Plan or the Award.
     (B) Changes in Deferral Elections. A Director may make one or more subsequent elections to change the time of distribution for a deferred Award, but such an election shall be effective only if the following conditions are satisfied: (1) the election may not take effect until at least twelve (12) months after the date on which such subsequent election is made; (2) the distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and (3) the election must be made at least twelve (12) months before the date the distribution is scheduled to be paid.
     (l) No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.
     (m) No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair, or otherwise affect the Corporation’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (ii) to limit the right or power of the Corporation, or any Subsidiary, to take any action which such entity deems to be necessary or appropriate, subject to Sections 10 and 11(j).
(n) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.